Exhibit 99.2

MANAGEMENT'S DISCUSSION AND ANALYSIS

FOR THE YEAR ENDED NOVEMBER 30, 2025

(Expressed in Canadian dollars unless otherwise stated)

February 27, 2026

GoldMining Inc. Management's Discussion and Analysis For the year ended November 30, 2025

General

This management's discussion and analysis ("MD&A") of the financial condition and results of operations of GoldMining Inc. for the year ended November 30, 2025, should be read in conjunction with the Company's audited consolidated financial statements and the notes thereto, and its annual information form (the "AIF"), for the year ended November 30, 2025, copies of which are available under its profile at www.sedarplus.ca.

References in this MD&A to the "Company" mean "GoldMining Inc.", together with its subsidiaries, unless the context otherwise requires. Unless otherwise stated, references herein to "$" or "dollars" are to Canadian dollars, references to "US$" are to United States dollars and references to "R$" are to Brazilian Reals and references to "AU$" are to Australian dollars.

The Company's audited consolidated financial statements for the year ended November 30, 2025 have been prepared in accordance with International Financial Reporting Standards as issued by the International Accounting Standards Board ("IFRS accounting standards"). Unless otherwise stated, all information contained in this MD&A is as of February 27, 2026.

Cautionary Statement Regarding Forward-Looking Information

This MD&A contains "forward-looking information" within the meaning of applicable Canadian securities laws and "forward-looking statements" within the meaning of securities laws in the United States (collectively, "forward-looking statements"). These statements relate to the expectations of management about future events, results of operations and the Company's future performance (both operational and financial) and business prospects. All statements other than statements of historical fact are forward-looking statements. The use of any of the words "anticipate", "plan", "contemplate", "continue", "estimate", "expect", "intend", "propose", "might", "may", "will", "shall", "project", "should", "could", "would", "believe", "predict", "forecast", "target", "aim", "pursue", "potential", "objective" and "capable" and the negative of these terms or other similar expressions are generally indicative of forward-looking statements. These statements involve known and unknown risks, uncertainties and other factors that may cause actual results or events to differ materially from those anticipated in such forward-looking statements. No assurance can be given that these expectations will prove to be correct and such forward-looking statements should not be unduly relied on. These statements speak only as of the date hereof. In addition, this MD&A may contain forward-looking statements attributed to third party industry sources.

Without limitation, this MD&A contains forward-looking statements pertaining to the following: the Company's future exploration and development plans and strategies; expectations regarding the continuity of mineral deposits; exploration activities and/or plans on the Company's projects; the Company's mineral reserve and mineral resource estimates; expectations regarding environmental, social or political issues that may affect the exploration or development progress; future sales under the ATM Program (as defined herein) and use of funds therefrom; the completion of future transactions; capital expenditure programs and the timing and method of financing thereof; the requirement for additional financing in order to maintain the Company's operations and exploration activities; expectations respecting the receipt of necessary licenses and permits, including obtaining extensions thereof; the Company's ability to raise the capital necessary to fund its operations and the potential development of its properties; the Company's ability to obtain the resources to conduct exploration and development activities on its properties; forecasts relating to mining, development and other activities at the Company's operations; potential increases in the ultimate recovery of gold from its properties; forecasts relating to market developments and trends in global supply and demand for gold and copper; future royalty and tax payments and rates; and future work on the Company's non-material properties.

Forward-looking statements are based on a number of material assumptions, including, but not limited to, those listed here, which could prove to be significantly incorrect: the Company will realize on the benefits expected from its business plans and strategies; the timing and ability to obtain requisite operational, environmental and other licenses, permits and approvals, including extensions thereof will occur and proceed as expected; current gold, silver, base metal and other commodity prices will be sustained, or will improve; the proposed development of the Company's projects will be viable operationally and economically and will proceed as expected; any additional financing required by the Company will be available, and on reasonable terms; the accuracy of any mineral reserve and mineral resource estimates; the accuracy of budgeted exploration and development costs and expenditures; the price of other commodities such as fuel; future currency exchange rates and interest rates; political and regulatory stability; the receipt of governmental and third-party approvals, licenses and permits on favourable terms; obtaining required renewals for existing approvals, licenses and permits and obtaining all other required approvals, licenses and permits on favourable terms; and the Company will not experience any material accident, labour dispute or failure of plant or equipment.

GoldMining Inc. Management's Discussion and Analysis For the year ended November 30, 2025

Forward-looking statements involve known and unknown risks and uncertainties, which could cause actual events or results to differ materially from those anticipated in such forward-looking statements, including, without limitation: the exploration, development, and operation of early-stage mineral properties, including the speculative nature of exploration and development projects, the possibility of diminishing quantities or grades of mineralization, the inability to recover certain expenditures and the exposure to operational hazards typically encountered in the exploration, development and production of mineral properties; obtaining and maintaining all necessary government permits, approvals and authorizations related to the continued exploration and development of the Company's current and future projects and operations; the uncertainty of mineral resource estimates; fluctuation in market value of publicly traded securities held by the Company; the potential dilution of voting power or earnings per share as a result of the exercise of convertible securities of the Company, future financings or future acquisitions financed by the issuance of equity; the Company's broad discretion relating to the use of proceeds raised from financings or future financings; general economic conditions; gold and other commodity price fluctuations and volatility; the Company has no known mineral reserves and that no economic reserves may exist on the Company's projects; potential acquisitions of additional mineral properties or mergers with or investment in new companies and abandonment of interest by the Company in its mineral properties; referendums or resolutions respecting prohibitions or restrictions on mining; government regulations and government and community approvals, acceptance, agreements and permissions (generally referred to as "social license"), including the ability to obtain and maintain required government and community approvals, the impact of changing government regulations and shifting political climates, and the ability of regulatory authorities to impose fines or shut down operations in cases of non-compliance; the presence of artisanal miners; inherent risks in mining and development, including risks related to accidents, labour disputes, environmental hazards, unfavourable operating conditions, or other unanticipated difficulties with or interruptions in operations; war, crime, terrorism, sabotage, blockades and other forms of civil unrest, and uncertain political and economic environment; infrastructure; competitive conditions in the mineral exploration and mining industry; property and mineral title, including defective title to mineral claims or property; environmental regulation and liability; costs, compliance and other risks associated with climate change and emerging climate change regulation; information systems and cyber security; uncertainty of the performance of contractors; costs, delays and other risks associated with statutory and regulatory compliance; the uncertainty of profitability and financing risks, as the Company has no history of earnings; health epidemics or pandemics; internal controls over financial reporting; foreign exchange fluctuations; the ability of the Company to retain skilled and experienced personnel, contractors, management and employees; potential litigation; foreign operations; possible conflicts of interest; uninsurable risks; risks associated with joint ventures; and capital cost estimates. Should one or more of these risks and uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those described in forward-looking statements. The risk factors referenced herein should not be construed as exhaustive.

Business Overview

The Company is a mineral exploration company focused on the acquisition and development of gold assets in the Americas. Through its disciplined acquisition strategy, the Company controls a diversified portfolio of resource-stage gold and gold-copper projects in Canada, U.S.A., Brazil, Colombia and Peru.

GoldMining's principal projects are currently its La Mina Gold Project (the "La Mina Project") and Titiribi Gold-Copper Project, located in the Department of Antioquia, Colombia (the "Titiribi Project"), the São Jorge Gold Project, located in the State of Pará, Brazil (the " São Jorge Project") and the Whistler Gold-Copper Project, located in Alaska, United States (the "Whistler Project"), in which it has an indirect interest through its majority ownership of U.S. GoldMining Inc. ("U.S. GoldMining"). The Company has control over, and consolidates, U.S. GoldMining. As at November 30, 2025, the Company held approximately 74.4% of the outstanding shares of common stock of U.S. GoldMining (the "U.S. GoldMining Shares").

The Company's common shares (the "GoldMining Shares") are listed on the Toronto Stock Exchange (the "TSX") under the symbol "GOLD", on the NYSE American under the symbol "GLDG" and on the Frankfurt Stock Exchange under the symbol "BSR".

The head office and principal address of the Company is Suite 1830, 1188 West Georgia Street, Vancouver, British Columbia, V6E 4A2, Canada.

Company Strategy

The Company's long-term growth strategy of acquiring and developing gold assets in the Americas is premised on a disciplined execution strategy of advancing the existing portfolio including pursuing partnerships and joint ventures, while also continuing to evaluate accretive acquisition opportunities and potential spin-outs and property divestiture opportunities.

Recent Developments

Option of Boa Vista Project

On July 1, 2025, Cabral Resources Limited, the Company's wholly-owned subsidiary ("Cabral"), and the Company's joint venture partner, Majestic D&M Holdings LLC ("Majestic"), entered into a binding term sheet for an earn-in agreement (the "Earn-In Agreement") with Australian Mines Limited (ASX:AUZ) ("AUZ"), pursuant to which, among other things, Cabral and Majestic granted AUZ the right to acquire up to an 80% interest in the Company's Boa Vista Gold Project ("Boa Vista Project"), located in the Tapajós Gold Province, Pará State, Brazil.

Upon execution of the Earn-In Agreement, AUZ made an initial cash payment of CAD$55,000 to Cabral for the purpose of satisfying the annual option renewal costs.

GoldMining Inc. Management's Discussion and Analysis For the year ended November 30, 2025

Under the terms of the Earn-In Agreement, AUZ may acquire 51% of the project by, among other things, incurring minimum exploration expenditures of AU$4.5 million on or before August 28, 2028, making three annual cash payments to the Company of $0.25 million each during such period and issuing to the Company and Cabral AU$1 million of AUZ shares based on the volume weighted average volume of such shares for the 20-days preceding the applicable notice of exercise of such option. The Company is to receive 84.05% of such consideration in accordance with its proportionate interest in the project.

AUZ may earn an additional 19% interest in the project after exercising its initial option by incurring minimum annual expenditures of AU$1 million on the project and completing a feasibility study demonstrating at least 250,000 ounces of mineral reserves within three years of exercising its initial option. Within 90 days of exercise of such additional option, AUZ may earn an additional 10% interest in the project by either (at the Company's option) providing certain anti-dilution rights and making a payment to the Company of the greater of AU$5 million and an amount based on the value of the then-current mineral resource at the project, with measured, indicated and inferred resources valued at AU$20, AU$15 and AU$2.50 per ounce (less 300,000 ounces in the case of inferred resources).

The rights to the Boa Vista Project are 100% held by Golden Tapajós Mineração Ltda. ("GT"), a Brazil limited company owned and operated by Boa Vista Gold Inc. ("BVG"), a joint venture company owned 84.05% by Cabral and 15.95% by Majestic. Upon execution of the Earn-In Agreement, AUZ made an initial cash payment of $0.06 million to Cabral for the purpose of satisfying the annual option renewal costs payable by the operator under the terms of a shareholders agreement dated January 21, 2010, as amended (the "BVG Shareholders Agreement").

On August 28, 2025, in consideration for granting the earn-in right, AUZ issued AU$1 million in ordinary shares of AUZ ("AUZ Shares") to Cabral and Majestic on a pro rata basis in proportion to their respective shareholdings in BVG.

If the option is exercised in full, the Company will retain a 20% interest in the Boa Vista Project at such time.

At-the-Market Equity Programs

On December 20, 2024, the Company renewed its at-the market equity program (the "ATM Program"), which provided for sales of up to US$50 million (or the equivalent in Canadian dollars) of GoldMining Shares. The program was further renewed on December 8, 2025, allowing it to distribute US$50 million of GoldMining Shares. Under the ATM Program GoldMining Shares are sold through the facilities of the TSX and NYSE at prevailing market prices. GoldMining Shares may be issued by the Company to the public from time to time, under the ATM Program by the agents thereunder at the Company's discretion. The current ATM Program will terminate upon the earlier of: (a) the date that the aggregate gross sales proceeds of the GoldMining Shares sold under the 2025 ATM Program reaches the aggregate amount of US$50 million (or the equivalent in Canadian dollars); or (b) December 8, 2026.

During the three months ended November 30, 2025, the Company issued a total of 8,278,220 GoldMining Shares under the program for aggregate gross proceeds of $16.2 million. Aggregate gross proceeds raised over the three months ended November 30, 2025, were approximately $0.16 million from sales conducted through the facilities of the TSX and US$11.53 million from sales conducted through the facilities of the NYSE American, and the agents were paid aggregate commissions on such sales of approximately $0.01 million and US$0.29 million, representing 2.50% of the gross proceeds of the shares sold.

During the year ended November 30, 2025, the Company issued a total of 13,033,493 GoldMining Shares under the ATM Program for aggregate gross proceeds of $21.32 million. Aggregate gross proceeds raised over the year ended November 30, 2025, were approximately $2.83 million from sales conducted through the facilities of the TSX and US$13.29 million from sales conducted through the facilities of the NYSE American, and the agents were paid aggregate commissions on such sales of approximately $0.07 million and US$0.33 million, representing 2.50% of the gross proceeds of the shares sold.

Subsequent to November 30, 2025, the Company issued an additional 4,287,500 GoldMining Shares under the ATM Program for aggregate gross proceeds of $9.32 million. Aggregate gross proceeds raised were approximately $0.01 million from sales conducted through the facilities of the TSX and US$6.73 million from sales conducted through the facilities of the NYSE American, and the agents were paid aggregate commissions on such sales of approximately $0.00 million and US$0.17 million, representing 2.50% of the gross proceeds of the shares sold.

GoldMining Inc. Management's Discussion and Analysis For the year ended November 30, 2025

U.S. GoldMining At-the-Market Equity Program

On May 15, 2024, U.S. GoldMining entered into an at-the market offering agreement with a syndicate of agents for an at-the-market facility (the "U.S. GoldMining ATM Program"). Pursuant to the U.S. GoldMining ATM Program, U.S. GoldMining may sell up to US$5.5 million of U.S. GoldMining Shares from time to time through the sales agents. A fixed cash commission rate of 2.5% of the gross sales price per share of common stock sold under the U.S. GoldMining ATM Program will be payable to the agents in connection with any such sales.

On September 30, 2025, U.S. GoldMining filed a prospectus supplement to increase the maximum number of U.S. GoldMining Shares, issuable pursuant to the U.S. GoldMining Offering Agreement. Pursuant to the increased offering, U.S. GoldMining may sell up to US$7.6 million of U.S. GoldMining Shares from time to time through the sales agents, which does not include the U.S. GoldMining Shares having an aggregate gross sales price of approximately US$4.8 million that were sold pursuant to the U.S. GoldMining ATM Program prior to September 30, 2025.

On December 12, 2025, U.S. GoldMining Inc. filed a prospectus supplement to increase the maximum number of U.S. GoldMining Shares, issuable pursuant to the U.S. GoldMining Offering Agreement. Pursuant to the increased offering, U.S. GoldMining may sell up to US$6.1 million of U.S. GoldMining Shares from time to time through the sales agents, which does not include the U.S. GoldMining Shares having an aggregate gross sales price of approximately US$10.1 million that were sold pursuant to the U.S. GoldMining ATM Program prior to December 12, 2025.

During the three months ended November 30, 2025, U.S. GoldMining sold 524,133 common shares under the U.S. GoldMining ATM Program, for gross proceeds of $9.47 million (US$6.76 million). During the year ended November 30, 2025, U.S. GoldMining sold 810,472 common shares under the U.S. GoldMining ATM Program, for gross proceeds of $13.12 million (US$9.36 million).Subsequent to November 30, 2025, U.S. GoldMining sold 30,979 common shares under the U.S. GoldMining ATM Program, for gross proceeds of approximately $0.44 million (US$0.32 million).

Update on Material Properties

The Company is currently in the process of identifying and planning additional work related to its projects with the goal of directing resources to enhance value at prioritized projects (the "Strategic Review Process"). To date, pursuant to this Strategic Review Process, the Company has identified additional studies and reports to be completed at certain of its properties as detailed below. Such work may include undertaking additional studies, economic assessments and exploration and development work. Additional work on projects identified as part of the strategic review process and any future expansion, including the acquisition of additional mineral properties or interests, may require additional financing, which we may obtain through equity and/or debt financing.

The Company currently plans to continue to maintain each of its material projects in good standing.

São Jorge Gold Project

During the year ended November 30, 2025, the Company incurred $2.6 million of expenditures on the São Jorge Project. These expenditures included land access fees, consulting fees to vendors that provided geological and technical services, expenditures for camp maintenance costs, including infrastructure upgrades and construction of additional core storage and camp expansion, and costs related to the Company's 2025 exploration program at the project, including drilling and land-based geophysical Induced Polarisation ("IP") surveying.

On February 26, 2025 the Company reported an updated mineral resource estimate for the São Jorge Project. For further information please see the technical report titled "NI 43-101 Technical Report, São Jorge Project, Pará State, Brazil", with an effective date of January 28, 2025, prepared for the Company and available under its profile at SEDAR+ at www.sedarplus.ca.

GoldMining Inc. Management's Discussion and Analysis For the year ended November 30, 2025

During the year ended November 30, 2025, the Company conducted the largest exploration program to date on on the São Jorge property that comprised a total of 9,533 meters of drilling, that including 3,862 meters of diamond core, 3,528 meters of reverse circulation ("RC") drilling, and 2,143 metres auger drilling. The core diamond drilling was designed to test below and along trend of the existing São Jorge mineral resource estimate area (the "Deposit"). 3,528 meters of RC drilling and 2,143 meters of planned auger drilling over high tenor soil anomalies was completed. The RC drilling and auger drilling exploration supported exploration discoveries at four new gold prospects, including at the William South prospect located approximately 1.5 km north of the existing São Jorge deposit (the "Deposit"). Furthermore, the 2025 IP survey expansion over targets that contain some of the largest, highest tenor and most continuous gold-in-soil anomalies on the property, has identified a large, high tenor chargeability feature with scale similar to the IP signature of the Deposit itself. Additionally, 2,552 samples of a planned soil sampling program to test and expand the broader mineral system across the project were collected. Results of the 2025 exploration program were reported on October 20, 2025, January 6, 2026, and January 26, 2026.

Exploration results received to date support the broader potential for future extensions of the presently delineated São Jorge deposit through additional exploration work and delineation of potential new discoveries of gold mineralization across the 46,000 hectare 100% owned São Jorge Project. The Company intends to complete additional RC drilling and an Induced Polarization (IP) ground survey in 2026 to further advance the exploration.

The Company is required to submit to the National Mining Agency ("ANM") a final exploration report for exploration licenses ANM nos. 850.566/2013 and 850.275/2003, which are located east and west of the main claim of the São Jorge deposit. In May 2026, the Company is required to present the final exploration report for these areas indicating targets with the potential to host a minimum amount of gold resources, which will allow the Company to maintain these licenses in good standing.

Whistler Gold-Copper Project

During the year ended November 30, 2025, U.S. GoldMining incurred $4.1 million of expenditures on the Whistler Project for consulting fees to vendors for geological work, permitting and compliance, regulatory and community stakeholder engagement, and camp, equipment and airstrip maintenance costs.

During the year ended November 30, 2025, U.S. GoldMining announced results from confirmatory diamond core drilling at the Whistler and Raintree West deposits and completed metallurgical test work and completed mapping and sampling activities as part of its 2025 work program on the project. It also announced that it had commenced an initial economic assessment for the Whistler Project. The study is intended to constitute an initial assessment ("PEA") under subpart 1300 of Regulation S-K as issued by the U.S. Securities and Exchange Commission and a preliminary economic assessment under Canadian National Instrument 43-101 – Standards of Disclosure for Mineral Projects ("NI 43-101").

La Mina Gold-Copper Project

During the year ended November 30, 2025, the Company incurred $0.2 million of expenditures on the La Mina Gold-Copper Project, which included expenditures for camp maintenance, consulting fees to vendors that provided geological and technical services, payroll and personnel expenses and surface rights lease payments.

GoldMining Inc. Management's Discussion and Analysis For the year ended November 30, 2025

Titiribi Gold-Copper Project

During the year ended November 30, 2025, the Company incurred $0.5 million of expenditures on the Titiribi Project, which included expenditures for camp maintenance, payroll and personnel, surface rights lease payments as well as initiating a geotechnical study to better determine the physical characteristics of rock and soil at the Titiribi Project.

In April 2025, the Company submitted a work and construction program or Programa de Trabajo y Obras ("PTO"), a document detailing the final exploration plan, to the National Mining Agency for approval. The PTO evaluation process continues at the mining authority. Once the PTO is approved, the next major step for the project would involve obtaining other necessary permits, such as the Environmental Impact Assessment approval. In December 2025, the Company started the process of collecting data and information as part of the base line study required for it. After permitting is obtained, the Company could proceed with construction and development activities as outlined in the approved PTO.

In August 2021, the Municipal Council of Titiribi issued a Territorial Ordinance Scheme which restricts mining and mineral exploitation activities in the municipality. Similar actions have been made by the Municipal Council of Titiribi in the past, which were successfully challenged in 2017 and 2018. At present, the Territorial Ordinance Scheme is not impacting the Company's activities and status to maintain the Titiribi Project as the situation in the Municipality of Titiribi, Colombia continues to evolve. The Company plans to take appropriate action to appeal the Municipality's actions when required by its exploration and development plans. It expects that any such challenge by the Company would be on the same basis as its prior successful challenge of similar Municipal actions in the past. No proceedings have been commenced at this time. The Titiribi Project currently remains in good standing.

Other Properties

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Cachoeira Project – the Company indirectly holds a 100% interest in the Cachoeira Gold Project, located in Pará State, Brazil. The Cachoeira Project comprises 2 mining concessions and 1 exploration permit covering an aggregate area of approximately 4,761 ha (47.6 km2) in the Gurupi Gold Belt district. In 2014, the Company submitted to ANM an PAE for the mining concessions within the Cachoeira Project, including certain conceptual engineering studies. The Company notes that such PAE does not constitute a preliminary economic assessment within the meaning of NI 43-101 and no production decision concerning the project has been made to date.

The Company also submitted an Environmental Impact Assessment in 2013 to the Secretaria de Estado de Meio Ambiente e Sustentabilidade of Pará as part of its ongoing environmental licensing process. On March 15, 2022, the Company received the Preliminary Environmental Licence endorsed by the Environmental Council of Pará State.

With the Preliminary Environmental License granted, the Company has initiated the field work necessary to meet the requirements of the Preliminary Environmental License. On December 2, 2024, the Company applied for an additional two-year extension of the Preliminary Environmental License which expired on May 26, 2025. The application for the extension is pending approval by the regulatory environmental agency.

The Cachoeira Environmental Preliminary License is valid until the manifestation of the Environmental Agency. In November 2025 in a meeting held with officers of the Environmental Agency, the Company was informed that the licence will be extended pending some internal protocols to be formalized early in 2026.

The Company will have to complete additional work to attend to the requirements necessary to apply for the Installation License. This work is currently planned to be executed in 2026.

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Yarumalito Project – a wholly owned subsidiary of the Company holds a 100% interest in the Yarumalito Gold Project located in Antioquia, Colombia. The Yarumalito Project consists of one unified concession contract with an aggregate area of 1,453 ha, which expires on March 7, 2043, and is renewable for an additional 30 years. The concession requires approved work programs to be completed and tax to be paid to keep the concession in good standing.

GoldMining Inc. Management's Discussion and Analysis For the year ended November 30, 2025

On July 17, 2024, the Company was notified of a requirement from the Mining Authority to present the status of environmental licensing process before the Environment Authority. The Company has completed the required environmental impact studies that were submitted on October 22, 2024. In February 2025, the Company was notified that the PTO submitted for the Yarumalito Project was approved, and when the National Mining Agency of Colombia resolution granting such approval is registered, an environmental impact assessment required for the proposed works would be triggered. The aforementioned Resolution was registered in April 2025 and the Environmental Impact Assessment (EIA) was submitted at Corantioquia (Regional Environmental Agency) for review and approval.

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Yellowknife Project – the Company indirectly holds a 100% interest in the Yellowknife Project located in the Northwest Territories, Canada. The Company owns an extensive repository of technical data on the Yellowknife Project and will continue to evaluate prospective targets to identify and prioritize exploration opportunities. On October 5, 2023, the Company received a two-year extension of its 'Land Use Permit MV2018C0021 – Mineral Exploration – Prosperous to Ormsby and Nicholas Lake, NT', which subsequently expired on October 17, 2025. Water License MV2018L2-0004 – Mineral Exploration – Ormsby and Nicholas Lake, NT’ also expired on October 17, 2025. On November 13, 2025, the Company received Land Use Permit MV2025C0007 – Mineral Exploration – Ormsby and Nicholas Lake, NT, expiring November 12, 2030, and Water License MV2025L2-0003 – Mineral Exploration – Ormsby and Nicholas Lake, NT, expiring November 12, 2032. The Company continues to maintain the Discovery camp and monitors the site with respect to conditions stipulated under the current Land Use Permit and Water Licence.

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Boa Vista Project – during the last quarter of 2025, AUZ progressed diamond drilling at the Boa Vista Gold Project. Following an initial ramp-up, drilling was reported to be operating at target run-rate as part of the planned approximately 3,000 meter program at VG1. Complete results from the ongoing drilling program are expected to be released in 2026.

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Crucero Project – a wholly owned subsidiary of the Company holds a 100% interest in the Crucero Project, located in the eastern Cordillera of southeastern Peru in the Department of Puno, Province of Carabaya, District of Crucero. The project is comprised of three mining leases and five exploration concessions with an aggregate area of 4,600 ha. The three mining leases expire on September 18, 2038 and the five exploration concessions require annual tax payments to remain in good standing. During 2025, the Company made announcements on April 23, 2025, June 17, 2025, and August 20, 2025 as part of the Company's previously announced ongoing review and validation of historic assay results, which has continued to show significant antimony mineralization, in conjunction with the known gold mineralization, expanding the project's potential for multi-metal value creation. On February 17, 2026 the Company reported an updated NI 3-101 mineral resource estimate for the Crucero Project which included the modeling of antimony for the first time. For further information please see the technical report titled, "Technical Report, Crucero Project, GoldMining Inc., Carabaya Province, Peru", with an effective date of February 4, 2026, prepared for the Company and available under its profile at SEDAR+ at www.sedarplus.ca.

Other Investments

Gold Royalty Corp.

As of November 30, 2025, the Company owned 21,533,125 common shares (the "GRC Shares") of NYSE American listed, Gold Royalty Corp. ("GRC"). The GRC Shares owned by the Company had a market value of $132.1 million (US$94.5 million) based on the closing price of such securities quoted on NYSE American at November 30, 2025.

GoldMining Inc. Management's Discussion and Analysis For the year ended November 30, 2025

NevGold Corp.

As of November 30, 2025, the Company owned 19,073,350 common shares (the "NevGold Shares") of TSX Venture-listed NevGold Corp. ("NevGold"). The NevGold Shares owned by the Company had a market value of $16.2 million based on the closing price of such securities quoted on the TSX Venture at November 30, 2025.

During the year ended November 30, 2025, the Company sold a total of 7,596,900 NevGold Shares for $2.0 million, net of transaction costs. By August 27, 2025, the Company had reduced its ownership interest in NevGold to 16.7%. As a result, it determined that it no longer has significant influence over NevGold and, accordingly, ceased accounting for the investment using the equity method. The Company now accounts for its ownership in the common shares of NevGold as a financial asset, initially recognized at fair value and subsequently measured at fair value through other comprehensive income ("FVTOCI").

GoldMining entered into an agreement with NevGold dated August 27, 2025 pursuant to which it has agreed not to, subject to certain customary exceptions, directly or indirectly, sell NevGold Shares in open market transactions through the facilities of the TSX Venture Exchange or other stock exchange or public trading platform until February 27, 2027.

Australian Mines Limited.

As of November 30, 2025, the Company owned 84,429,563 AUZ Shares. The AUZ Shares owned by the Company had a market value of $1.3 million (AU$1.4 million) based on the closing price of such securities quoted on the Australian Securities Exchange at November 30, 2025.

The AUZ shares are subject to a six-month escrow provision that expires on February 28, 2026.

U.S. GoldMining

As of November 30, 2025, the Company owned 9,878,261 U.S. GoldMining Shares, or approximately 74.4% of U.S. GoldMining's outstanding shares of common stock and 122,490 warrants to purchase U.S. GoldMining Shares with an exercise price of $13.00 per warrant and expiration date of April 24, 2026. The U.S. GoldMining Shares and warrants owned by the Company had a market value of $136.4 million (US$97.6 million) based on the closing price of such securities quoted on NASDAQ at November 30, 2025.

As a result of its ownership position, the Company consolidates the assets and liabilities of U.S. GoldMining in its Statements of Financial Position and, therefore, the market value of the U.S. GoldMining Shares and warrants is not reflected in the Company's financial statements.

GoldMining Inc. Management's Discussion and Analysis For the year ended November 30, 2025

The following table shows the assets and liabilities of U.S. GoldMining:

November 30,
2025
(in thousands of dollars)	($)
Assets
Cash and cash equivalents	10,193
Restricted cash	60
Prepaid expenses and deposits	122
Other assets	100
Land, property and equipment	1,312
Exploration and evaluation assets	79
11,866

Liabilities
Accounts payable and accrued liabilities	446
Withholding taxes payable	253
Rehabilitation provisions	461
Lease liability	124
1,284

Results of Operations

The following discussion and analysis of the Company's financial condition and results of operations for the years ended November 30, 2025, 2024 and 2023 should be read in conjunction with its audited consolidated financial statements and related notes for the year ended November 30, 2025.

Selected Financial Information

The following tables set out selected financial information with respect to the Company's operations for each of the years ended November 30, 2025, 2024 and 2023.

(in thousands of dollars, except per share amounts)	November 30, 2025	November 30, 2024	November 30, 2023
Total assets ($)	237,961	120,961	136,878
Total non-current liabilities ($)	5,452	1,565	2,121
Net loss for the year ($)	(15,332)	(27,347)	(30,449)
Net loss per share, basic and diluted ($)	(0.07)	(0.13)	(0.17)
Weighted average number of shares outstanding, basic and diluted	199,055,992	187,833,126	171,903,909

The Company has not realized any revenues in any of such financial periods and did not declare any dividends during the years ended November 30, 2025, 2024 and 2023.

GoldMining Inc. Management's Discussion and Analysis For the year ended November 30, 2025

Selected Operating Results for the Year Ended November 30, 2025, Compared to the Year Ended November 30, 2024

Selected Operating Results		U.S. GoldMining(1)			Others(2)			Consolidated
	For the year ended			For the year ended			For the year ended
	November 30,	November 30,		November 30,	November 30,		November 30,	November 30,
(in millions of dollars)	2025 ($)	2024 ($)	Change ($)	2025 ($)	2024 ($)	Change ($)	2025 ($)	2024 ($)	Change ($)
Operating loss	9.4	12.0	(2.6)	16.9	13.6	3.3	26.3	25.6	0.7
Consulting fees	0.1	-	0.1	0.4	0.4	-	0.5	0.4	0.1
Directors' fees, employee salaries and benefits	0.6	0.5	0.1	2.2	1.9	0.3	2.8	2.4	0.4
Exploration expenses	4.1	8.0	(3.9)	4.5	2.5	2.0	8.6	10.5	(1.9)
General and administrative expenses	2.9	2.0	0.9	5.0	6.3	(1.3)	7.9	8.3	(0.4)
Professional fees	0.7	1.0	(0.3)	2.0	1.0	1.0	2.7	2.0	0.7
Share-based compensation	0.8	0.3	0.5	2.2	2.0	0.2	3.0	2.3	0.7
Share of loss in associate	-	-	-	0.3	1.5	(1.2)	0.3	1.5	(1.2)
Recovery on receipt of mineral property option payments	-	-	-	-	(2.3)	2.3	-	(2.3)	2.3
Flow-through share recovery	-	-	-	(0.1)	-	(0.1)	(0.1)	-	(0.1)
Impairment of exploration and evaluation assets	-	-	-	-	0.1	(0.1)	-	0.1	(0.1)
Gain on share sales of investment in associate	-	-	-	(0.1)	-	(0.1)	(0.1)	-	(0.1)
Gain on remeasurement of investment in NevGold	-	-	-	(0.3)	-	(0.3)	(0.3)	-	(0.3)
Current income tax expense (recovery)	-	-	-	(0.2)	1.9	(2.1)	(0.2)	1.9	(2.1)
Deferred income tax expense (recovery)	-	-	-	(9.8)	0.2	(10.0)	(9.8)	0.2	(10.0)
Net loss	9.3	11.4	(2.1)	6.0	15.9	(9.9)	15.3	27.3	(12.0)

(1) Consists of U.S. GoldMining and its wholly owned subsidiary US GoldMining Canada Inc.

(2) Others consists of GoldMining and all of its subsidiaries, excluding U.S. GoldMining and US GoldMining Canada Inc.

For the year ended November 30, 2025, the Company had an operating loss of $26.3 million, compared to an operating loss of $25.6 million for the year ended November 30, 2024. On a consolidated basis, the increase in operating loss was primarily due to the recovery on receipt of mineral property option payments paid in NevGold Shares in 2024 and increases in consulting fees and employee salaries and benefits, professional fees and share-based compensation, partially offset by decreases in exploration expenses, general and administrative expenses and share of loss in associate.

General and administrative expenses were $7.9 million in the year ended November 30, 2025, compared to $8.3 million in the year ended November 30, 2024. The decrease was primarily the result of lower investor communications, marketing, and insurance expenses, partially offset by increases in office, travel and information technology expenses, and transfer agent and regulatory fees.

Directors' fees, employee salaries and benefits, which includes management and personnel salaries, were $2.8 million in the year ended November 30, 2025, compared to $2.4 million in the year ended November 30, 2024. The increase was primarily due to hiring of additional staff.

Exploration expenses were $8.6 million in the year ended November 30, 2025, compared to $10.5 million in the year ended November 30, 2024. The decrease was primarily the result of lower exploration expenditures at U.S. GoldMining's Whistler Project and the Yarumalito and Rea Projects, partially offset by increased expenditures at the São Jorge, Yellowknife, Titiribi, Crucero, and La Mina Projects. Significant exploration expenditures included a scout drilling program at the Whistler Project, as well as diamond core drilling, RC drilling, and power auger drilling programs at the São Jorge Project.

GoldMining Inc. Management's Discussion and Analysis For the year ended November 30, 2025

Exploration expenditures on a project basis for the periods indicated were as follows:

	For the year ended
	November 30,
	2025	2024
(in thousands of dollars)	($)	($)
Whistler	4,143	8,008
São Jorge	2,559	1,096
Yellowknife	639	84
Titiribi	491	371
Crucero	366	304
La Mina	243	166
Yarumalito	126	291
Rea	39	120
Cachoeira	28	22
Total	8,634	10,462

Non-cash share-based compensation expenses were $3.0 million in the year ended November 30, 2025, compared to $2.3 million in the year ended November 30, 2024. The increase was primarily attributable to higher fair values and a greater number of options granted during the year ended November 30, 2025, reflecting an increase in the Company’s share price, as well as an increase in share-based compensation recognized by U.S. GoldMining, which recorded $0.8 million with respect to the vesting of stock options, restricted share units, and satisfaction of performance based restricted U.S. GoldMining Shares during the year ended November 30, 2025, compared to $0.3 million recorded for the year ended November 30, 2024.

Professional fees were $2.7 million in the year ended November 30, 2025, compared to $2.0 million in the year ended November 30, 2024. The increase was primarily attributable to higher legal and accounting fees related to the Company's ATM Program, reflecting the timing of the ATM Program renewal completed in late December 2024, as well as legal and accounting fees incurred in connection with the ATM Program renewal in 2025, which were largely incurred prior to November 30, 2025. These increases were partially offset by a decrease in legal and accounting services associated with U.S. GoldMining, primarily due to higher legal and accounting fees incurred in the prior year in connection with the filing of a registration statement and the implementation of an ATM Program during the year ended November 30, 2024.

Share of loss in associate was $0.3 million in the year ended November 30, 2025, compared to $1.5 million in the year ended November 30, 2024. The decrease was primarily attributable to a $0.7 million dilution gain arising from NevGold’s brokered private placement financing in May 2025, as well as the derecognition of the investment in associate in August 2025 following the loss of significant influence over NevGold.

For the year ended November 30, 2025, the Company recorded a gain on share sales of investment in associate of $0.1 million as a result of the sale of NevGold Shares.

For the year ended November 30, 2025, the Company recorded a gain on remeasurement of investment in NevGold of $0.3 million as a result of the loss of significant influence of NevGold.

A recovery on the receipt of a mineral property option payment of $nil was recognized by the Company for the year ended November 30, 2025, compared to $2.3 million in the year ended November 30, 2024. The recovery during the year ended November 30, 2024 resulted from the receipt of NevGold Shares as option payments from NevGold for the Almaden Project, which had a carrying value of $nil.

GoldMining Inc. Management's Discussion and Analysis For the year ended November 30, 2025

For the year ended November 30, 2025, the Company recognized a current income tax recovery of $0.2 million, compared to a current tax expense of $1.9 million for the year ended November 30, 2024. The current income tax expense during the year ended November 30, 2024, resulted from the sale of the Almaden Project to a subsidiary of NevGold.

For the year ended November 30, 2025, the Company recognized a deferred income tax recovery of $9.8 million, compared to a deferred tax expense of $0.2 million for year ended November 30, 2024. The deferred income tax recovery during the year ended November 30, 2025, resulted from the remeasurement of investments at fair value. The deferred income tax expense for the year ended November 30, 2024 resulted from the remeasurement of GRC Shares at fair value. The deferred income tax expense during the year ended November 30, 2024 was net of a deferred tax recovery resulting from reclassifying the deferred tax liability to current upon completion of the NevGold option agreement and disposition of the Almaden Project.

For the year ended November 30, 2025, the Company recorded an unrealized gain on revaluation of short-term and long-term investments of $105.0 million in other comprehensive income, compared to an unrealized loss of $6.3 million for the year ended November 30, 2024, as a result of a decrease in the fair value of its investments. The unrealized gain during the year ended November 30, 2025, and the unrealized loss during the year ended November 30, 2024, were offset by a deferred income tax expense of $14.4 million and deferred tax recovery of $0.8 million, respectively. The investments are measured at fair value with reference to closing foreign exchange rates and the quoted market share prices.

During the year ended November 30, 2025, the Company's net loss was $15.3 million, or $0.07 per share on a basic and diluted basis, of which $13.5 million was attributable to shareholders of the Company and $1.8 million was attributable to non-controlling interests, compared to a net loss of $27.3 million, or $0.13 per share on a basic and diluted basis, of which $25.3 million was attributable to shareholders of the Company and $2.1 million was attributable to non-controlling interests, during the year ended November 30, 2024.

Selected Operating Results for the Three Months Ended November 30, 2025, Compared to the Three Months Ended November 30, 2024

Selected Operating Results		U.S. GoldMining(1)			Others(2)			Consolidated
	For the three months ended			For the three months ended			For the three months ended
	November 30,	November 30,		November 30,	November 30,		November 30,	November 30,
(in millions of dollars)	2025 ($)	2024 ($)	Change ($)	2025 ($)	2024 ($)	Change ($)	2025 ($)	2024 ($)	Change ($)
Operating loss	3.7	4.2	(0.5)	5.1	5.1	-	8.8	9.3	(0.5)
Consulting fees	0.1	-	0.1	-	0.1	(0.1)	0.1	0.1	-
Directors' fees, employee salaries and benefits	0.2	0.2	-	0.8	0.6	0.2	1.0	0.8	0.2
Exploration expenses	2.0	2.7	(0.7)	1.3	0.7	0.6	3.3	3.4	(0.1)
General and administrative expenses	1.1	0.9	0.2	1.5	1.4	0.1	2.6	2.3	0.3
Professional fees	0.2	0.3	(0.1)	0.7	0.2	0.5	0.9	0.5	0.4
Share-based compensation	0.1	0.1	0.0	0.7	-	0.7	0.8	0.1	0.7
Share of loss in associate	-	-	-	-	1.0	(1.0)	-	1.0	(1.0)
Flow-through share recovery	-	-	-	(0.1)	-	(0.1)	(0.1)	-	(0.1)
Impairment of exploration and evaluation assets	-	-	-	-	0.1	(0.1)	-	0.1	(0.1)
Current income tax expense (recovery)	-	-	-	(0.2)	0.1	(0.3)	(0.2)	0.1	(0.3)
Deferred income tax recovery	-	-	-	(0.6)	(0.1)	(0.5)	(0.6)	(0.1)	(0.5)
Net loss	3.7	4.1	(0.4)	4.0	5.2	(1.2)	7.7	9.3	(1.6)

(1) Consists of U.S. GoldMining and its wholly owned subsidiary US GoldMining Canada Inc.

(2) Others consists of the Company and all of its subsidiaries, excluding U.S. GoldMining and US GoldMining Canada Inc.

GoldMining Inc. Management's Discussion and Analysis For the year ended November 30, 2025

For the three months ended November 30, 2025, the Company had an operating loss of $8.8 million, compared to an operating loss of $9.3 million for the same period of 2024. On a consolidated basis, the decrease in operating loss was primarily the result of a decrease in share of loss in associate, offset by increases in director’s fees, employee salaries and benefits, general and administrative expenses, professional fees, and share-based compensation.

General and administrative expenses were $2.6 million for the three months ended November 30, 2025, compared to $2.3 million for the three months ended November 30, 2024. The increase was primarily the result of higher office, travel and information technology expenses, and transfer agent and regulatory fees.

Directors' fees, employee salaries and benefits, which includes management and personnel salaries, were $1.0 million for the three months ended November 30, 2025, compared $0.8 million for the same period in 2024. The increase was primarily due to hiring of additional staff.

Exploration expenses were $3.3 million for the three months ended November 30, 2025, compared to $3.4 million for the same period in 2024. The decrease was primarily driven by lower exploration expenditures at U.S. GoldMining's Whistler Project and the Yarumalito and Rea Projects, partially offset by increased expenditures at the São Jorge, Yellowknife, and La Mina Projects. Significant exploration expenditures included a scout drilling program at the Whistler Project, as well as diamond core drilling, RC drilling, and power auger drilling programs at the São Jorge Project.

Exploration expenditures on a project basis for the periods indicated were as follows:

	For the three months ended
	November 30,
	2025	2024
(in thousands of dollars)	($)	($)
Whistler	2,013	2,737
São Jorge	702	264
Yellowknife	322	63
Titiribi	111	99
La Mina	97	43
Yarumalito	24	111
Crucero	23	6
Rea	5	52
Cachoeira	3	9
Total	3,300	3,384

Non-cash share-based compensation expenses were $0.8 million during the three months ended November 30, 2025, compared to $0.1 million during the three months ended November 30, 2024. The increase was primarily attributable to higher fair values and a greater number of options granted during the three months ended November 30, 2025, reflecting an increase in the Company's share price.

Professional fees were $0.9 million during the three months ended November 30, 2025, compared to $0.5 million during the three months ended November 30, 2024. The increase was primarily attributable to higher legal and accounting fees related to the Company's ATM programs, reflecting the timing of the ATM program renewal completed in late December 2024, as well as legal and accounting fees incurred in connection with the ATM program renewal in 2025, which were largely incurred prior to November 30, 2025.

Share of loss in associate was $nil during the three months ended November 30, 2025, compared to $1.0 million during the three months ended November 30, 2024. The decrease in share of loss in associate was primarily the result of derecognition of investment in associate in August 2025 following the loss of significant influence over NevGold.

GoldMining Inc. Management's Discussion and Analysis For the year ended November 30, 2025

In the three months ended November 30, 2025, the Company recognized a flow-through share recovery of $0.1 million, compared to $nil for the same period in 2024 in relation to flow-through shares issued by it in June 2025. Pursuant to that financing, the Company issued 373,135 GoldMining Shares, intended to qualify as "flow-through shares" under the Income Tax Act (Canada) at a price of $1.34 per share. The gross proceeds of $0.5 million from such offering were spent on qualifying expenditures on the Company's Yellowknife Gold Project during the year ended November 30, 2025.

In the three months ended November 30, 2025, the Company recognized a loss on impairment of exploration and evaluation assets of $nil, compared to $0.1 million for the same period in 2024 for its Surubim Project.

For the three months ended November 30, 2025, the Company recognized a deferred income tax recovery of $0.6 million, compared to $0.1 million for the three months ended November 30, 2024. The deferred income tax recovery for the three months ended November 30, 2025 and 2024 resulted from the remeasurement of investments at fair value.

For the three months ended November 30, 2025, the Company recorded an unrealized gain on revaluation of short-term and long-term investments of $36.1 million in other comprehensive income, compared to $0.8 million for the three months ended November 30, 2024, as a result of an increase in the fair value of its investments. The unrealized gains during the three months ended November 30, 2025 and 2024, respectively, were offset by deferred income tax expenses of $5.2 million and $0.1 million respectively. The investments are measured at fair value with reference to closing foreign exchange rates and the quoted share prices in the market.

During the three months ended November 30, 2025, the Company's net loss was $7.7 million, or $0.04 per share on a basic and diluted basis, of which $6.9 million was attributable to shareholders of the Company and $0.8 million was attributable to non-controlling interests, compared to a net loss of $9.4 million, or $0.04 per share on a basic and diluted basis, of which $8.7 million was attributable to shareholders of the Company and $0.7 million was attributable to non-controlling interests during the three months ended November 30, 2024.

Summary of Quarterly Results

The following table sets forth selected quarterly financial results of the Company for each of the periods indicated. The Company did not receive any revenues during such periods.

For the quarter ended	Net loss	Basic and diluted net loss per share
(in thousands of dollars, except per share amounts)	($)	($)
November 30, 2025	(7,722)	(0.04)
August 31, 2025	(103)	(0.00)
May 31, 2025	(2,616)	(0.01)
February 28, 2025	(4,891)	(0.02)
November 30, 2024	(9,396)	(0.04)
August 31, 2024	(9,480)	(0.05)
May 31, 2024	(5,692)	(0.03)
February 29, 2024	(2,779)	(0.01)

The Company's fluctuations in net loss from quarter to quarter were mainly related to changes in exploration, permitting and licensing work as well as corporate activities conducted during the respective periods. Net loss for the three month periods ended August 31, 2025 and May 31, 2025 was lower than in other quarters, primarily due to higher deferred tax recoveries related to the Company's long-term investments, as well as a dilution gain on its investment in associate. Net loss was higher during the three month periods ended November 30, 2025, November 30, 2024, and August 31, 2024, primarily due to U.S. GoldMining's exploration programs and other activities. During the three months ended February 29, 2024, net loss was lower as a result of recovery on the receipt of mineral property option payments.

GoldMining Inc. Management's Discussion and Analysis For the year ended November 30, 2025

Liquidity and Capital Resources

The following table sets forth selected information regarding the Company's financial position for the periods indicated on a consolidated basis and includes the assets and liabilities of U.S. GoldMining as disclosed above under "Other Investments". Cash and cash equivalents and restricted cash of $10.3 million and other assets of $1.6 million held by U.S. GoldMining are solely for the operations of U.S. GoldMining and are not available for use by GoldMining or its subsidiaries.

	As at November 30,	As at November 30,
	2025	2024
(in thousands of dollars)	($)	($)
Cash and cash equivalents	24,937	11,880
Working capital	24,674	9,081
Short-term investments	1,383	18
Long-term investments	148,303	38,906
Total assets	237,961	120,961
Total current liabilities	2,910	4,235
Accounts payable and accrued liabilities	2,171	1,602
Total non-current liabilities	5,452	1,565
Shareholders' equity	226,793	113,759
Non-controlling interests	2,806	1,402

Capital resources of the Company consist primarily of cash and cash equivalents, restricted cash, other receivables, liquid short-term and long-term investments in shares of NevGold, AUZ and GRC. As of November 30, 2025, the Company had cash and cash equivalents totalling $24.9 million compared to $11.9 million at November 30, 2024, and $2.6 million in other current assets compared to $1.4 million at November 30, 2024. This includes cash and cash equivalents held by U.S. GoldMining of $10.2 million compared to $5.5 million at November 30, 2024, and $1.7 million in other current assets held by U.S. GoldMining compared to $0.5 million at November 30, 2024.

The increase in cash and cash equivalents was primarily the result of operating expenditures offset by cash proceeds from the ATM Program, the U.S. GoldMining ATM Program and sales of NevGold Shares during the year ended November 30, 2025. As of November 30, 2025, the Company had long-term investments of $148.3 million, compared to $38.9 million at November 30, 2024 and short-term investments of $1.4 million compared to $0.0 million at November 30, 2024. The increase in the fair value of long-term investments was primarily the result of increases in the market prices of GRC and NevGold Shares, and the reclassification of the Company's NevGold Shares from investment in associate to long-term investments during the year ended November 30, 2025. The increase in the fair value of short-term investments was primarily due to the receipt of AUZ Shares under the Earn-In-Agreement and an increase in the market price of AUZ Shares during the year ended November 30, 2025.

The Company had accounts payable and accrued liabilities of $2.2 million as of November 30, 2025, compared to $1.6 million at November 30, 2024. As of November 30, 2025, the Company had working capital (current assets less current liabilities) of $24.7 million compared to $9.1 million at November 30, 2024. As of November 30, 2025, U.S. GoldMining had working capital of $9.7 million compared to $5.3 million at November 30, 2024.

In addition to planned work programs described under "Update on Material Properties", certain of the Company's properties, including its Boa Vista, Surubim and La Mina Projects, are subject to certain ongoing agreements that require additional payments by the Company and, in order to maintain its properties in good standing, the Company must continue incurring various surface rights lease payments, land fee payments, advance royalty payments, licence application and extension fees and camp maintenance costs. Additional work on projects identified as part of the ongoing review and any future expansion, including the acquisition of additional mineral properties or interests, may require additional financing, including additional equity and/or debt financing. There can be no assurance that such additional financing will be available on acceptable terms or at all.

GoldMining Inc. Management's Discussion and Analysis For the year ended November 30, 2025

The Company believes that its cash on hand, holdings of publicly traded securities and its ATM Program will provide sufficient capital resources to meet the Company's obligations over the next 12 months. The Company's ability to meet its obligations and finance exploration and development activities over the long-term will depend on its ability to generate cash flow through the issuance of GoldMining Shares pursuant to equity financings and/or short-term or long-term loans and debt financings. The Company's growth and success is dependent on external sources of financing, which may not be available on acceptable terms or at all. Refer to "Liquidity Risk" below.

Contractual Obligations

The following table summarizes the Company's contractual obligations as at November 30, 2025, including payments due for each of the next five years and thereafter.

Contractual Obligations	Payments Due by Period
	Total	Less than 1 year	1 – 3 years	3 – 5 years	After 5 years
(in thousands of dollars)	($)	($)	($)	($)	($)
Office and Storage Leases	770	384	386	-	-
Land Access Agreements	7	7	-	-	-
Total Contractual Obligations	777	391	386	-	-

General and Administrative

The Company is currently renting or leasing various offices and storage facilities located in Canada, USA, Brazil, Colombia and Peru with total contractual payments of $0.8 million over the next three years. These leased facilities include those of U.S. GoldMining.

Credit Facility

On January 19, 2026, a subsidiary of the Company entered into a $1.25 million credit facility with The Toronto-Dominion Bank, secured by a one-year cashable guaranteed investment certificate. Subsequently, on February 20, 2026, the subsidiary issued an irrevocable letter of credit in the amount of $0.98 million to the Minister of Crown–Indigenous Relations and Northern Affairs Canada in connection with the receipt of certain land use and water permits for the Yellowknife Gold Project.

Commitments

Boa Vista Joint Venture Project

The Company holds an 84.05% interest in BVG, a corporation formed under the laws of British Virgin Islands, which holds the rights to the Boa Vista Gold Project (the "Boa Vista Project") located in Pará State, Brazil.

Pursuant to the terms of a shareholder's agreement among Brazilian Gold Corp., a subsidiary of the Company, D'Gold Mineral Ltda. ("D'Gold"), a former joint venture partner of BVG, and Majestic D&M Holdings LLC ("Majestic"), dated January 21, 2010, as amended on May 25, 2011, June 24, 2011 and November 15, 2011, a 1.5% net smelter return royalty is payable to D'Gold and in the event Majestic's interest in BVG falls below 10% Majestic's interest will be converted to a 1.5% net smelter return royalty payable by BVG to Majestic.

Pursuant to a mineral rights acquisition agreement, as amended, relating to the project, Golden Tapajós Mineração Ltda. ("GT"), a subsidiary of BVG, was required to pay R$3.62 million in September 2018 to the counterparty thereunder. This was subsequently amended, whereby GT paid R$0.22 million ($0.06M) in December 2023 to maintain the option to acquire 100% of the Boa Vista Project mineral rights. The due date to pay the remaining balance of R$3.0 million ($0.79 million) (the "Final Payment") was June 30, 2024. In June 2024 GT extended the option to make the Final Payment on June 30, 2025 by making a payment of R$0.21 million ($0.05 million).

GoldMining Inc. Management's Discussion and Analysis For the year ended November 30, 2025

In addition, GT must make a bonus payment of US$1,500,000 if GT defines a NI 43-101 compliant proven and probable gold reserve in excess of three million gold ounces, with the payment payable within 30 days of the commencement of mine production in accordance with its terms.

See "Recent Developments – Option of Boa Vista Project ".

Surubim Project

Altoro Agreement – Surubim Property

Pursuant to an option agreement between the Company's subsidiary and Altoro Mineração Ltda. dated November 5, 2010, as amended on December 3, 2010 and December 14, 2012, the Company's subsidiary was granted the option to acquire certain exploration licenses for aggregate consideration of US$850,000. Pursuant to this agreement, a cash payment of US$650,000 is payable upon the ANM granting a mining concession over certain exploration concessions.

La Mina Project

The La Mina Gold-Copper Project hosts the La Mina concession contract and the contiguous La Garrucha concession contract. In December 2023, the Company received the fully executed resolution from the mining authority approving the integration of both concession contracts into a single concession. In September 2025, after revision from the mining cadaster, ANM changed the title number of the integrated concession to contract HHMM-04 with no other changes material or otherwise to the original contract.

Surface rights over a portion of the La Garrucha concession contract are subject to a surface rights lease agreement and an option agreement. The Company completed the terms of the agreement required to lease the surface rights over a portion of the La Garrucha concession contract in December 2022.

In addition, pursuant to an option agreement entered into by the Company's subsidiary on November 18, 2016, amended April 4, 2017, November 5, 2018, July 10, 2020, September 27, 2022, May 10, 2024, September 13, 2024 and October 9, 2025, the Company's subsidiary can acquire surface rights over a portion of the La Garrucha concession by making a final payment of US$100,000 on or before March 31, 2026.

Cash Flows

The following table summarizes cash flow activities during the years ended November 30, 2025 and 2024:

	For the year ended	For the year ended
	November 30, 2025	November 30, 2024
(in thousands of dollars)	($)	($)
Cash used in operating activities	(23,218)	(22,528)
Cash generated from (used in) investing activities	2,036	(1,044)
Cash generated from financing activities	34,381	13,352

Effect of exchange rate changes on cash	(204)	515

Net increase (decrease) in cash and cash equivalents and restricted cash	12,995	(9,705)
Cash and cash equivalents and restricted cash
Beginning of year	12,002	21,707
End of year	24,997	12,002

GoldMining Inc. Management's Discussion and Analysis For the year ended November 30, 2025

As of November 30, 2025, the Company had cash and cash equivalents and restricted cash totalling $25.0 million compared to $12.0 million at November 30, 2024. The net increase for the year was primarily due to the increase in cash generated from financing activities of $34.4 million, compared to $13.4 million for the year ended November 30, 2024. The net increase was offset by the increase in cash used in operating activities of $23.2 million, compared to $22.5 million during the year ended November 30, 2024.

Operating Activities

	For the year ended	For the year ended
	November 30, 2025	November 30, 2024
(in thousands of dollars)	($)	($)
Net loss for the year	(15,332)	(27,347)
Adjustments for items not involving cash:
Depreciation	346	331
Others	117	172
Share-based compensation	2,966	2,298
Share of loss in associate	346	1,458
Gain on share sales of investment in associate	(149)	-
Gain on remeasurement of investment in NevGold	(337)	-
Flow-through recovery	(101)	-
Deferred income tax expense (recovery)	(9,844)	168
Impairment of exploration and evaluation assets	-	74
Recovery on the receipt of mineral property option payments	-	(2,260)
Net changes in non-cash working capital items:
Other assets	(88)	228
Incomes taxes receivable	(158)	-
Prepaid expenses and deposits	338	486
Accounts payable and accrued liabilities	587	(156)
Incomes taxes payable	(1,903)	1,985
Due to related parties	(6)	35
Cash used in operating activities	(23,218)	(22,528)

Net cash used in operating activities during the year ended November 30, 2025, was $23.2 million, compared to $22.5 million during the year ended November 30, 2024. Significant operating expenditures during the current fiscal year included general and administrative expenses of $7.9 million (2024: $8.3 million), directors' fees, employee salaries and benefits of $2.8 million (2024: $2.4 million), professional fees of $2.7 million (2024: $2.0 million) and exploration expenditures of $8.6 million (2024: $10.5 million).

Net cash used in operating activities were primarily offset by non-cash items including share-based compensation of $3.0 million, compared to $2.3 million during the year ended November 30, 2024, share of loss on investment in associate of $0.3 million, compared to $1.5 million during the year ended November 30, 2024, depreciation charge of $0.3 million, compared to $0.3 million during the year ended November 30, 2024, deferred income tax recovery of $9.8 million, compared to a deferred income tax expense of $0.2 million during the year ended November 30, 2024, and a gain on remeasurement of investment in NevGold of $0.3 million, compared to $nil during the year ended November 30, 2024.

Non-cash working capital used $1.2 million (2024: provided $2.6 million) during the year ended November 30, 2025 mainly due to the decrease in income taxes payable, which was primarily attributed to the sale of the Almaden Project.

GoldMining Inc. Management's Discussion and Analysis For the year ended November 30, 2025

Investing Activities

	For the year ended	For the year ended
	November 30, 2025	November 30, 2024
(in thousands of dollars)	($)	($)
Investment in exploration and evaluation assets	-	(306)
Net proceeds from share sales of investment in associate	1,180	-
Net proceeds from share sales of long-term investment	858	-
Purchase of securities	-	(190)
Proceeds recceived from earn-in agreement	55	-
Investment in joint venture	(57)	(206)
Purchase of equipment	-	(243)
Royalty buy-down	-	(99)
Cash generated from (used in) investing activities	2,036	(1,044)

Net cash generated from investing activities during the year ended November 30, 2025 was $2.0 million, compared to net cash used in investing activities of $1.0 million during the year ended November 30, 2024. Net cash generated from investing activities during the year ended November 30, 2025 was primarily the result of the sale of NevGold Shares for net proceeds of $2.0 million. Net cash used in investing activities during the year ended November 30, 2025 was primarily related to investment in joint venture of $0.1 million. Net cash used in investing activities during the year ended November 30, 2024 was related to investment in joint venture of $0.2 million, purchase of securities in the amount of $0.2 million, a mineral property option payment of $0.3 million for the La Garrucha concession, purchase of equipment in the amount of $0.2 million, and $0.1 million for the partial buyback of a royalty on the Crucero Project.

Financing Activities

	For the year ended	For the year ended
	November 30, 2025	November 30, 2024
(in thousands of dollars)	($)	($)
Net proceeds from At-the-Market offering, net of issuance costs	20,786	12,786
Net proceeds from US GoldMining At-the-Market offering, net of issuance costs	12,770	637
Proceeds from US GoldMining warrant exercises, net of issuance costs	-	5
Proceeds from flow-through share issuance	500	-
Proceeds from common shares issued upon exercise of options	444	34
Payment of lease liabilities	(119)	(110)
Cash generated from financing activities	34,381	13,352

Net cash provided by financing activities during the year ended November 30, 2025, was $34.4 million, compared to $13.4 million during the year ended November 30, 2024. Net cash provided by financing activities was primarily related to net cash proceeds received from the Company's ATM Program during the year ended November 30, 2025 in the amount of $20.8 million, compared to $12.8 million during the year ended November 30, 2024, net proceeds received from U.S. GoldMining's ATM Program of $12.8 million, compared to $0.6 million during the year ended November 30, 2024, proceeds from flow-through share issuance in the amount of $0.5 million, compared to $nil during the year ended November 30, 2024 and proceeds from common shares issued upon exercise of options of $0.4 million, compared to $0.0 million during the year ended 30 November, 2024.

Off-Balance Sheet Arrangements

The Company does not have any off-balance sheet arrangements that have or are reasonably likely to have a current or future affect on the Company's financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources that are material to investors.

GoldMining Inc. Management's Discussion and Analysis For the year ended November 30, 2025

Transactions with Related Parties

Related Party Transactions

During the year ended November 30, 2025, the Company incurred related party transactions of $0.02 million, compared to $0.4 million for the year ended November 30, 2024. These consisted of general and administrative expenses related to website design, video production, website hosting services and marketing services paid to Blender Media Inc., a company controlled by a family member of one of the Company's Co-Chairmen. Blender is a design and marketing agency that provides services to numerous publicly traded companies.

Related party transactions are based on the amounts agreed to by the parties. During the year ended November 30, 2025, the Company did not enter into any contracts or undertake any commitments or obligations with any related parties other than as disclosed herein.

Transactions with Key Management Personnel

Key management personnel are persons responsible for planning, directing and controlling the activities of an entity and include management and directors' fees and share-based compensation, which are described below for the year ended November 30, 2025:

	For the year ended
	November 30,
	2025	2024
(in thousands of dollars)	($)	($)
Management fees	295	295
Director and officer fees	595	632
Share-based compensation	1,401	1,135
Total	2,291	2,062

As at November 30, 2025, $0.3 million was payable to key management personnel for services provided to the Company (November 30, 2024: $0.3 million). Compensation is comprised entirely of salaries, fees and similar forms of remuneration and directors' fees. Management includes the Chief Executive Officer (the "CEO") and the Chief Financial Officer (the "CFO").

Critical Accounting Estimates and Judgments

The preparation of financial statements in conformity with IFRS accounting standards requires the use of judgments and/or estimates that affect the amounts reported and disclosed in the consolidated financial statements and related notes. Critical accounting estimates represent estimates that are uncertain and for which changes in those estimates could materially impact our consolidated financial statements. Areas of judgment and key sources of estimation uncertainty that have the most significant effect are as follows:

Existence of impairment indicators for exploration and evaluation assets

In accordance with the Company's accounting policy, all direct costs related to the acquisition of exploration rights are capitalized on a property-by-property basis. There is no certainty that costs incurred to acquire exploration rights will result in discoveries of commercial quantities of minerals. The Company applies judgment to determine whether indicators of impairment exist for these capitalized costs.

Management uses several criteria in making this assessment, including the period for which the Company has the right to explore, expected renewals of exploration rights, whether substantive expenditures on further exploration and evaluation of mineral properties are budgeted, and evaluation of the results of exploration and evaluation activities up to the reporting date. As at November 30, 2025 the Company has concluded no impairment indicators exist for any of its exploration and evaluation assets.

GoldMining Inc. Management's Discussion and Analysis For the year ended November 30, 2025

Changes in, and Initial Adoption of, Accounting Policies

The Company adopted the following amendments to IFRS accounting standards, which were effective for the accounting period beginning on or after December 1, 2024:

Classification of Liabilities as Current or Non-Current (Amendments to IAS 1) – The amendments to IAS 1, clarifies the presentation of liabilities. The classification of liabilities as current or noncurrent is based on contractual rights that are in existence at the end of the reporting period and is affected by expectations about whether an entity will exercise its right to defer settlement. A liability not due over the next twelve months is classified as non-current even if management intends or expects to settle the liability within twelve months. The amendment also introduces a definition of 'settlement' to make clear that settlement refers to the transfer of cash, equity instruments, other assets, or services to the counterparty. The amendment issued in October 2022 also clarifies how conditions with which an entity must comply within twelve months after the reporting period affect the classification of a liability. Covenants to be complied with after the reporting date do not affect the classification of debt as current or non-current at the reporting date. Liabilities should be classified as non-current if a company has a substantive right to defer settlement for at least 12 months at the end of the reporting period. The amendments are effective for annual reporting periods beginning on or after January 1, 2024. This amendment did not have a material impact on the Company's consolidated financial statements.

The following are amendments to the accounting standards that have been issued but are not mandatory for the current period and have not been early adopted by the Company:

Amendments to IFRS 9 and IFRS 7 – Amendments to the Classification and Measurement of Financial Instruments. In May 2024, the IASB issued Amendments to the Classification and Measurement of Financial Instruments (Amendments to IFRS 9 and IFRS 7). These amendments updated classification and measurement requirements in IFRS 9 Financial Instruments and related disclosure requirements in IFRS 7 Financial Instruments: Disclosures. The IASB clarified the recognition and derecognition date of certain financial assets and liabilities, and amended the requirements related to settling financial liabilities using an electronic payment system. It also clarified how to assess the contractual cash flow characteristics of financial assets in determining whether they meet the solely payments of principal and interest criterion, including financial assets that have environmental, social and corporate governance linked features and other similar contingent features. The IASB added disclosure requirements for financial instruments with contingent features that do not relate directly to basic lending risks and costs and amended disclosures relating to equity instruments designated at fair value through other comprehensive income. The amendments are effective for annual periods beginning on or after January 1, 2026, with early application permitted. Management is currently assessing the effect of these amendments on our financial statements.

IFRS 18 – Presentation and Disclosure in Financial Statements - In April 2024, the IASB issued IFRS 18 Presentation and Disclosure of Financial Statements (IFRS 18), which replaces IAS 1, Presentation of Financial Statements. IFRS 18 introduces a specified structure for the income statement by requiring income and expenses to be presented into the three defined categories of operating, investing and financing, and by specifying certain defined totals and subtotals. Where company specific measures related to the income statement are provided, IFRS 18 requires companies to disclose explanations around these measures, which are referred to as management defined performance measures. IFRS 18 also provides additional guidance on principles of aggregation and disaggregation which apply to the primary financial statements and the notes. IFRS 18 will not affect the recognition and measurement of items in the financial statements, nor will it affect which items are classified in other comprehensive income and how these items are classified. The standard is effective for reporting periods beginning on or after January 1, 2027, including for interim financial statements. Retrospective application is required, and early application is permitted. Management is currently assessing the effect of this new standard on our financial statements.

GoldMining Inc. Management's Discussion and Analysis For the year ended November 30, 2025

Financial Instruments and Risk Management

The Company's financial assets include cash and cash equivalents, restricted cash, other receivables, short-term investments, reclamation deposits and long-term investments. The Company's financial liabilities include accounts payable and accrued liabilities, due to joint venture and due to related parties. The Company uses the following hierarchy for determining and disclosing fair value of financial instruments:

●	Level 1: quoted (unadjusted) prices in active markets for identical assets or liabilities.
●	Level 2: other techniques for which all inputs have a significant effect on the recorded fair value which are observable, either directly or indirectly.
●	Level 3: techniques which use inputs that have a significant effect on the recorded fair value that are not based on observable market data.

The Company's cash and cash equivalents, restricted cash, other receivables, accounts payable and accrued liabilities, due to joint venture and due to related parties approximate fair value due to their short terms to settlement. The Company's short-term and long-term investments in common shares of equity securities are measured at fair value on a recurring basis and classified as Level 1 within the fair value hierarchy. The fair value of short-term and long-term investments is based on the quoted market price of the short-term and long-term investments.

Financial Risk Management Objectives and Policies

The financial risk arising from the Company's operations are currency risk, interest rate risk, credit risk, liquidity risk and equity price risk. These risks arise from the normal course of operations and all transactions undertaken are to support the Company's ability to continue as a going concern. The risks associated with the Company's financial instruments and the policies on how the Company mitigates these risks are set out below. Management manages and monitors these exposures to ensure appropriate measures are implemented in a timely and effective manner.

Currency Risk

The Company's operating expenses and acquisition costs are denominated in United States dollars, the Brazilian Real, the Colombian Peso and Canadian dollars. The exposure to exchange rate fluctuations arises mainly on foreign currencies against the Company and its subsidiaries functional currencies. The Company has not entered into any derivative instruments to manage foreign exchange fluctuations; however, management monitors foreign exchange exposure.

The Canadian dollar equivalents of the Company's foreign currency denominated monetary assets are as follows:

	As at November 30,	As at November 30,
	2025	2024
(in thousands of dollars)	($)	($)
Assets
United States Dollar	156,047	46,417
Australian Dollar	1,313	-
Brazilian Real	-	27
Colombian Peso	307	428
Total	157,667	46,872

The Canadian dollar equivalent of the Company's foreign currency denominated monetary liabilities are solely in United States dollars and total $0.2 million.

GoldMining Inc. Management's Discussion and Analysis For the year ended November 30, 2025

The impact of a Canadian dollar change against the United States dollar on the investment in GRC by 10% at November 30, 2025 would have an impact, net of tax, of approximately $11.4 million on other comprehensive income for the year ended November 30, 2025. The impact of a Canadian dollar change of 10% against the United States dollar on the Company's other financial instruments based on balances at November 30, 2025 would have an impact of $2.4 million on net loss for the year ended November 30, 2025.

Interest Rate Risk

Interest rate risk is the risk that the fair value or future cash flows of a financial instrument will fluctuate due to changes in interest rates. The Company's exposure to interest rate risk is limited as it has no long-term debt. The Company's exposure to interest rate risk arises from the impact of interest rates on its cash and cash equivalents, restricted cash and term deposits, which bear interest at fixed rates. The interest rate risks on the Company's cash and cash equivalents and restricted cash are minimal. The Company has not entered into any derivative instruments to manage interest rate fluctuations.

Credit Risk

Credit risk is the risk of an unexpected loss if a customer or third party to a financial instrument fails to meet its contractual obligations. Credit risk for the Company is primarily associated with the Company's bank balances.

The Company mitigates credit risk associated with its bank balances by holding cash and cash equivalents and restricted cash in excess of the amount of government deposit insurance with Schedule I chartered banks in Canada and their United States affiliates. Substantially all of our cash and cash equivalents held with financial institutions exceeds government insured limits. The Company's maximum exposure to credit risk is equivalent to the carrying value of its cash and cash equivalents and restricted cash in excess of the amount of government deposit insurance coverage for each financial institution. In order to mitigate its exposure to credit risk, the Company closely monitors the financial institutions where its deposits are held.

Liquidity Risk

Liquidity risk is the risk that the Company will not be able to settle or manage its obligations associated with financial liabilities. To manage liquidity risk the Company closely monitors its liquidity position and ensures it has adequate sources of funding to finance its projects and operations. As at November 30, 2025, the Company has working capital (current assets less current liabilities) of $24.7 million. The Company's other receivables, prepaid expenses, deposits, accounts payable and accrued liabilities, due to joint venture, due to related parties, lease liabilities and withholding taxes payable are expected to be realized or settled within a one-year period. U.S. GoldMining's cash and cash equivalents and restricted cash of $10.3 million and other assets of $1.6 million are not available for use by GoldMining or other subsidiaries of GoldMining.

As of November 30, 2025, the Company owns securities in the following publicly listed companies:

Equity Holdings	Exchange	Number of Securities	Fair Value(1)
U.S. GoldMining	NASDAQ	9,878,261 shares 122,490 warrants	$136.4 million (US$97.6 million)(2)
Gold Royalty Corp.	NYSE American	21,533,125 shares	$132.1 million (US$94.5 million)
NevGold	TSX-V	19,073,350 shares	$16.2 million(3)
Australian Mines Limited	ASX	84,429,563 shares	$1.3 million (AU$1.4 million)(4)
Galleon Gold Corp.	TSX-V	100,000 shares	$0.1 million

(1)	Market values based upon the closing price of the applicable securities as of November 30, 2025.
(2)	Includes fair value of warrants held by the Company.
(3)	Subject to certain selling restrictions as disclosed under other investments.
(4)	Subject to a six month hold period expiring on February 28, 2026.

GoldMining Inc. Management's Discussion and Analysis For the year ended November 30, 2025

Equity Price Risk

The Company is exposed to equity price risk as a result of holding its long-term investments. The Company does not actively trade its long-term investments. The equity prices of its long-term investments are impacted by various underlying factors including commodity prices. Based on the Company's long-term investments held as at November 30, 2025, a 10% change in the equity prices of its long-term investments would have an impact, net of tax, of approximately $12.9 million on other comprehensive income for the year ended November 30, 2025.

Outstanding Share Data

As of the date hereof, the Company has 213,757,471 GoldMining Shares outstanding. In addition, the following options and restricted share rights outstanding are summarized below.

Share Options

The following options to purchase GoldMining Shares are outstanding as of the date hereof, with each option exercisable into one GoldMining Share at the exercise prices set forth below:

Expiry Date	Exercise/Grant Price ($)	Number Outstanding
August 25, 2026	1.52	100,000
November 11, 2026	1.83	2,302,500
November 24, 2026	1.84	140,000
December 07, 2026	1.57	25,000
January 17, 2027	1.98	18,945
January 18, 2027	2.01	50,000
April 07, 2027	2.07	100,000
June 20, 2027	1.46	25,000
July 15, 2027	1.18	75,000
November 24, 2027	1.60	3,818,000
May 08, 2028	1.45	50,000
May 24, 2028	1.34	75,000
November 04, 2028	1.09	2,875,000
December 01, 2028	1.22	240,000
January 16, 2029	1.14	50,000
November 27, 2029	1.19	2,202,500
March 14, 2030	1.24	250,000
November 28, 2030	1.94	2,779,000
December 03, 2030	1.97	50,000
January 23, 2031	2.34	100,000
February 16, 2031	2.07	100,000
		15,425,945

Restricted Share Rights

As of the date of this MD&A, 347,411 restricted share rights to acquire 347,411 GoldMining Shares are outstanding.

GoldMining Inc. Management's Discussion and Analysis For the year ended November 30, 2025

Management's Report on Internal Control Over Financial Reporting

Disclosure Controls and Procedures

Disclosure controls and procedures ("DC&P") are designed to provide reasonable assurance that all relevant information is gathered and reported to senior management, including the CEO and the CFO, on a timely basis so that appropriate decisions can be made regarding public disclosure.

As of the end of the period covered by this MD&A, management of the Company, with the participation of the CEO and CFO, evaluated the effectiveness of the Company's DC&P as required by Canadian National Instrument 52–109 – Certification of Disclosure in Issuers' Annual and Interim Filings ("NI 52–109"). The evaluation included documentation review, enquiries and other procedures considered by management to be appropriate in the circumstances. Based on that evaluation, the CEO and CFO have concluded that, as of November 30, 2025, the DC&P (as defined in NI 52-109) were effective to provide reasonable assurance that information required to be disclosed in the Company's annual and interim filings and other reports filed or submitted under applicable securities laws, is recorded, processed, summarized and reported within time periods specified by those laws and that material information is accumulated and communicated to management of the Company, including the CEO and CFO, as appropriate to allow timely decisions regarding required disclosure.

Internal Control Over Financial Reporting

Management, with the participation of its CEO and CFO, is responsible for establishing and maintaining adequate internal control over financial reporting ("ICFR") as such term is defined in Canada under NI 52-109. The Company's ICFR is designed to provide reasonable assurance regarding the reliability of the Company's financial reporting for external purposes in accordance with IFRS as issued by the IASB. The Company's ICFR include policies and procedures that:

●	maintain records that accurately and fairly reflect, in reasonable detail, the transactions and dispositions of assets of the Company;
●	provide reasonable assurance that transactions are recorded as necessary for preparation of financial statements in accordance with IFRS as issued by IASB;
●	provide reasonable assurance that the Company's receipts and expenditures are made only in accordance with authorizations of management and the Company's Directors; and
●

provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the Company's assets that could have a material effect on the Company's consolidated financial statements.

The Company's ICFR may not prevent or detect all misstatements because of inherent limitations. Additionally, projections of any evaluation of effectiveness for future periods are subject to the risk that controls may become inadequate because of changes in conditions or deterioration in the degree of compliance with the Company's policies and procedures.

The Company uses the 2013 Internal Control – Integrated Framework published by The Committee of Sponsoring Organizations of the Treadway Commission as the basis for assessing its ICFR. Management performed an evaluation of the Company's ICFR and concluded that, as of November 30, 2025, ICFR were designed and operating effectively so as to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with IFRS.

GoldMining Inc. Management's Discussion and Analysis For the year ended November 30, 2025

Limitations on Controls and Procedures

The Company's management, including the CEO and CFO, believes that any DC&P or ICFR, no matter how well conceived and operated, may not prevent or detect all misstatements because of inherent limitations. Further, the design of a control system must reflect the fact that there are resource constraints, and the benefits of controls must be considered relative to their costs. Because of the inherent limitations in all control systems, they cannot provide absolute assurance that all control issues and instances of fraud, if any, within the Company have been prevented or detected. These inherent limitations include the realities that judgments in decision-making can be faulty, and that breakdowns can occur because of simple error or mistake. Additionally, controls can be circumvented by the individual acts of some persons, by collusion of two or more people, or by unauthorized override of the control. The design of any control system is also based in part upon certain future events, and there can be no assurance that any design will succeed in achieving its stated goals under all potential future conditions. Accordingly, because of the inherent limitations in a cost-effective control system, misstatements due to error or fraud may occur and not be detected.

Risk Factors

A discussion of risk factors is included in the AIF and other filings with the Canadian Regulatory Authorities available on SEDAR+ at www.sedarplus.ca.

Additional Information

Additional information regarding the Company, including the Company's AIF, are available under the Company's profile at www.sedarplus.ca.